Equity Transfer Agreement

Party A: Shaanxi Longmen Iron and Steel Group Co., Ltd. (Long Steel Group)
Party B: Shaanxi Longmen Iron and Steel Co., Ltd.

With regard to the issue of transferring equity ownership of Party A in Longmen Iron and Steel Group Co., Ltd. Hualong Fire Retardant Materials Co., Ltd. (“Hualong Co.”), the following agreement has been reached between two parties:

(1) Based upon the negotiation between two parties, and the approval from the Shareholders’ Meeting of Hualong Co., Party A agreed to transfer its equity ownership of 2,700,000 RMB in Hualong Co. to Party B. Party B therefore becomes the shareholder of Hualong Co.

(2) Party B agrees to, beginning July 1, 2007, bear all relevant rights and liabilities in related to this equity transfer, and shall bear relevant liabilities and obligations as a shareholder pursuant to the Articles of Incorporation of Hualong Co.

(3) This agreement is in three copies. Party A and Party B will each keep one copy, and one copy will be filed with the government.

(4) This agreement will become effective as of the date below.

Party A: Shaanxi Longmen Iron and Steel Group Co., Ltd. /s/

Party B: Shaanxi Longmen Iron and Steel Co., Ltd. /s/

                       September 24, 2007